Exhibit 99.2

CONTACT:
Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400

Investors: Caren Villarreal
Media: Diane Zappas
FD
(212) 850-5600

FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. INCREASES QUARTERLY CASH DIVIDEND
ROCHESTER, N.Y. — May 28, 2009 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors has approved a $.01 increase in the Company’s quarterly cash dividend to $.07 per share on the Company’s outstanding shares of common stock including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable on June 19, 2009 to shareholders of record at the close of business on June 9, 2009.
About Monro Muffler Brake
Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 714 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware and Maine. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.
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